As filed with the Securities and Exchange Commission on May 19, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Elanco Animal Health Incorporated

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	82-5497352 (I.R.S. Employer Identification No.)
2500 Innovation Way Greenfield, Indiana (Address of Principal Executive Offices)	46140 (Zip Code)

Elanco Animal Health Incorporated Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

Marcela A. Kirberger
General Counsel and Corporate Secretary
Elanco Animal Health Incorporated
2500 Innovation Way

Greenfield, Indiana 46140

(Name and address of agent for service)

(877) 352-6261

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Elanco Animal Health Incorporated, an Indiana corporation (the “Registrant”), files this Registration Statement on Form S-8 in connection with the Elanco Animal Health Incorporated Amended and Restated Employee Stock Purchase Plan (the “ESPP”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant under the ESPP as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

a)       The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2022 (the “2021 Form 10-K”), and portions of the Company’s definitive proxy statement on Schedule 14A for its 2022 annual meeting of shareholders, filed with the Commission on April 6, 2022, that were specifically incorporated by reference into the 2021 Form 10-K;

b)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 9, 2022;

c)       The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2022, January 14, 2022, February 24, 2022 (excluding the information disclosed pursuant to Item 2.02 and Exhibit 99.1 thereto), April 13, 2022 (excluding the information disclosed pursuant to Item 7.01 and Exhibit 99.1 thereto), April 20, 2022, and May 19, 2022; and

d)       The description of the Registrant’s Common Stock contained in Exhibit 4.6 to the Registrant’s Form 10-K for the year ended December 31, 2019, filed with the Commission on February 28, 2020, and any further amendment or report filed for the purpose of further updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (“IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed that the conduct was in the corporation’s best interests and in all other cases, the individual reasonably believed that the conduct was not against the best interests of the corporation; and in the case of criminal proceedings, the individual either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Chapter 37 also requires every Indiana corporation (unless limited by the articles of incorporation of the corporation) to indemnify any of its officers or directors who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, including that the individual furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the above standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the corporation’s articles of incorporation or bylaws or under resolutions of the board of directors or shareholders of the corporation.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of the Registrant’s directors, officers and employees against liability and reasonable expenses that may be incurred by them, arising out of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative, investigative or criminal (including, without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor), in which they may become involved by reason of being or having been a director, officer or employee. To be entitled to indemnification, (a) those persons must have been wholly successful in the claim or action, or (b) the board of directors, independent legal counsel or the shareholders must have determined that such persons acted in good faith in what they reasonably believed to be in the best interests of the Registrant, or in the case of conduct not in the individual’s official capacity with the Registrant, did not act in opposition to the Registrant’s best interests.  In addition, in any criminal action, such persons must have had no reasonable cause to believe that their conduct was unlawful. The Registrant’s amended and restated bylaws provide for mandatory advancement of expenses to such persons provided certain conditions are met, including provision of a written undertaking to repay such advancements, should it be determined that the person is not entitled to indemnification.

The IBCL permits the Registrant to purchase insurance on behalf of the Registrant’s directors, officers, employees and agents against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions.  Pursuant to this authority, the Registrant will maintain such insurance for the Registrant’s directors, officers and employees and those of the Registrant’s subsidiaries, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number

4.1	Amended and Restated Articles of Incorporation of Elanco Animal Health Incorporated, effective September 18, 2018 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Commission on September 26, 2018).
4.1(2)	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-226536) filed with the Commission on August 28, 2018).
4.2	Amended and Restated Bylaws of Elanco Animal Health Incorporated, effective May 18, 2022 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Commission on May 19, 2022).
5.1	Opinion of Faegre Drinker Biddle & Reath LLP.
10.1	Elanco Animal Health Incorporated Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Commission on May 19, 2022).
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5.1).
24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).
107	Filing Fee Table.

ITEM 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 19, 2022.

ELANCO ANIMAL HEALTH INCORPORATED

By:	/s/ Jeffrey N. Simmons
Jeffrey N. Simmons
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jeffrey N. Simmons, Marcela A. Kirberger and Todd S. Young, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated below.

Signatures	Title	Date

/s/ Jeffrey N. Simmons
Jeffrey N. Simmons	President and Chief Executive Officer (principal executive officer) and Director	May 19, 2022

/s/ Todd S. Young
Todd S. Young	Executive Vice President, Chief Financial Officer (principal financial officer)	May 19, 2022

/s/ James M. Meer
James M. Meer	Senior Vice President, Chief Accounting Officer (principal accounting officer)	May 19, 2022

/s/ R. David Hoover
R. David Hoover	Chairman of the Board	May 19, 2022

/s/ Kapila K. Anand
Kapila K. Anand	Director	May 19, 2022

/s/ John P. Bilbrey
John P. Bilbrey	Director	May 19, 2022

/s/ William F. Doyle
William F. Doyle	Director	May 19, 2022

/s/ Scott D. Ferguson
Scott D. Ferguson	Director	May 19, 2022

/s/ Art A. Garcia
Art A. Garcia	Director	May 19, 2022

/s/ Michael J. Harrington
Michael J. Harrington	Director	May 19, 2022

/s/ Paul Herendeen
Paul Herendeen	Director	May 19, 2022

/s/ Deborah T. Kochevar
Deborah T. Kochevar	Director	May 19, 2022

/s/ Lawrence E. Kurzius
Lawrence E. Kurzius	Director	May 19, 2022

/s/ Kirk P. McDonald
Kirk P. McDonald	Director	May 19, 2022

/s/ Denise Scots-Knight
Denise Scots-Knight	Director	May 19, 2022